Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-252506

abrdn Silver ETF Trust

(the “Trust”)

Supplement dated October 10, 2023 to the Prospectus dated February 2, 2021

This Supplement dated October 10, 2023 amends and supplements the prospectus for the Trust dated February 2, 2021, as supplemented to date (the “Prospectus”), and should be read in conjunction with, and must be delivered with, the Prospectus.

This supplement is being filed to correct the CUSIP number for the Trust’s Shares. All references to the former CUSIP number in the Prospectus are amended to read “003264108.”

The Prospectus remains unchanged in all other respects. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus.